CAPITAL COMMITMENT AGREEMENT

THIS CAPITAL COMMITMENT AGREEMENT (the "Agreement") is made as of the 15th day of July 2020, by and between Legacyhub Hospitality Fund I, Inc., a Delaware corporation (the "Corporation," "The Fund") and LegacyHub Capital, LLC, a Texas LLC (the "Participant"), a wholly-owned subsidiary of LegacyHub Realty Corp ("The Sponsor"). Each of the Corporation, the Participant and the Sponsor is a "Party," and collectively, they are the "Parties" to this Agreement.

WHEREAS, upon the terms and conditions stated in this Agreement, the Participant will invest $100,000 ("Initial Amount") to purchase a Class B Share (“Common Shares”) membership interest in LegacyHub Hospitality Fund I, Inc. The Class B common shares will be initially offered at $10 per NAV. This Agreement shall be effective at the dated by the parties, and due within 90 days after the date the Corporation's Regulation A+ (the "Offering”) is declared "qualified" by the Securities and Exchange Commission (the "SEC").

WHEREAS, on a continuous basis after the Initial Amount upon the terms and conditions stated in this Agreement, the Participant will maintain an aggregate 5% of all the outstanding Share (“Common Shares”) of membership interest in LegacyHub Hospitality Fund I, Inc. The Class B common shares will be offered at the present quarterly NAV. This Agreement shall be effective at the dated by the parties, and due within 90 days from the Fund request after the date the Corporation's Begulation A+ (the "Offering”) is declared "qualified" by the Securities and Exchange Commission (the "SEC").

WHEREAS, the Participant is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Regulation A+ ("Regulation A+") as promulgated by the United States Securities and Exchange Commission under the Securities Act.

Subscription Agreements, Deposits, and Capital Commitments.

(a) Subscription Agreements and Deposits. The Participant desiring to purchase common shares and become an equity member of the Fund, must

(i) Deliver to the Fund a completed and signed Subscription Agreement in the form provided by the Fund ("Subscription Agreement") setting forth the number of common shares subscribed for and the aggregate price for such common shares.

(ii) Deposit payment in the Amount of 100% of the aggregate price of the subscribed for Common Shares (the "Deposit"). Subscription Agreements and Deposits must be received by the Fund prior to the earlier to occur of 90 days after the offering statement is declared "qualified" by tme SEC.

(b) Return of Deposits or Release of Deposits to the Fund. If the Fund does not receive Subscription Agreements that in the aggregare subscriber for Common Shares with the aggregate price of at least $1,000,000 (the "Minimum Offering") by the Offering Termination Date, the offering will be terminated  and funds returned back to subscribers without interest. All Deposits will be placed into the Fund's escrow account. The Fund Manager shall keep track of the Deposits of each subscriber held in the Fund's escrow account by maintaining a deposit account record for each subscriber in the books and records of the Fund.

(c) Acceptance of Subscription Agreements. The Fund manager may accept or reject Subpcription Agreements in its sole discretion. Each Person whose Subscription Agreement is accepted shall automatically become an equity investor on the date of such acceptance, without the consent of any other shareholders, and shall become a party to this Agreement by such Person's signature on his, her, or its Member Counterpart Signature Page and the acteptance thereof on behalf of the Fund by the Fund Manager. Each Person whose Subscription Agreement and Member Counterpart Signature Page is accepted agrees to be bound by the provisions of this Agreement. The Fund Manager shall take such other actions as are necessary or desirable to effectuate the admission of any such Cash Equity effective upon the date that such Person's Subscriptlon Agreement is accepted on behalf of the Fund by the Fund Manager.

Capital Calls

(a) Investor Capital Commitments. The Participant agrees to and shall make cash contributions to the capital of the Fund as specified by the Initial Amount and afterward applicable capital contribution to have an aggregate 5% membership in the Fund. The Amount of capital contributed by the Participant pursuant to its Capital Commitment is referred to herein as a "Capital Contribution."

(b) Payment and Investment of Capital Contributions. All payments of the Participant hereunder shall be made to the Fund by wire transfer of federal funds or other immediately available funds (or by such other reasonable means as the Fund manager may designate) by such time as the Fund Manager shall designate in the applicable Call Notice on the relevant Due Date to an account of the Fund designated by the Fund manager for such purpose.

(c) Information in Call Notices. Each Call Notice for Capital Calls with a minimum of 10(ten) business day shall specify:

I.the scheduled Due Date.

II.the aggregate Amount of payments to be made on the Due Date by all Participant.

III.the required payment to be made by the Fund manager to which the Call Notice is delivered and the percentage such payment represents of the eatire Capital Contributions to be made by the Participant to which the Call Notice is delivered;

IV.the account to which such payment shall be paid;

(d) Shortfall in Capital Contributions. If an investor's failure to make a Capital Contribution outside of permitted issue by the Fund manager, The Investor will pay a penalty of the more of either

I.2% of the committed Amount, or

II.$2,500

(e) Transaction Expenses.  Neither party hereto shall be responsible for any expenses incurred by the other party in the event the Definitive Documentation is not executed.

Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in Person, by telecopy, by facsimile, by nationally-recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

Legacyhub Hospitality Fund I, Inc
539 W. Commerce St #2385
Dallas, TX 95208

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

LEGACYHUB CAPITAL, LLC

By: /s/ Akinyemi Akintoye

Name: Akinyemi Akintoye

Title: Principal

LEGACYHUB HOSPITALITY FUND I, INC.

By: /s/ Akinyemi Akintoye

Name: Akinyemi Akintoye

Title: Member, Board of Director